UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2011

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51532	73-1721486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47669 Fremont Boulevard Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

(510) 979-0400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Pursuant to an existing lease (as amended to date), Ikanos Communications, Inc. (the “Company”) leases from Alfieri-100 Schultz Associates, L.P. (“Alfieri”), certain premises used for office, research and development purposes in Red Bank, New Jersey (the “Existing Lease”). The Existing Lease is scheduled to expire on July 31, 2011. On March 25, 2011, the Company entered into a new lease agreement with Alfieri to extend the Company’s occupancy of a portion of the premises under the Existing Lease (the “New Lease”). Under the New Lease, the premises leased will be reduced from approximately 100,000 square feet of rentable area to approximately 57,000 square feet of rentable area. The initial base rent will be approximately $119,500 per month plus electricity and, starting in 2013, the Company will contribute its proportionate share of increases in the building’s operating expenses and real estate taxes.

The term of the New Lease commences on August 1, 2011, and is scheduled to expire on March 31, 2018. The Company has the right to extend the New Lease for an additional five years at fair market value under certain circumstances. The Company will also be entitled to an allowance of approximately $1,032,500 from the landlord for tenant improvements and will receive rent abatement in April 2011 and May 2011 under the Existing Lease and from August 2011 through March 2012 under the New Lease.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

On March 25, 2011, the Company entered into a lease agreement with Alfieri for the Company’s office, research and development facilities in Red Bank, New Jersey. See Item 1.01 above for a description of the terms of the lease agreement, which description is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2011

IKANOS COMMUNICATIONS, INC.

By:	/s/ Dennis Bencala
Dennis Bencala
Chief Financial Officer and Vice President of Finance